                                                                     EXHIBIT 9.1

                       UNANIMOUS SHAREHOLDERS AGREEMENT

                        BETWEEN ALL OF THE SHAREHOLDERS

                               AND OPTIONHOLDERS

                          OF ALL CLASSES OF SHARES OF

                                 ImagicTV Inc.



                         DATED AS OF DECEMBER 17, 1999

                       UNANIMOUS SHAREHOLDERS AGREEMENT
                       --------------------------------


THIS AGREEMENT made as of the 17/th/ day of December, 1999
                              -----

A M O N G:

               ImagicTV Inc.
               (hereinafter called the "Corporation")

                                    - and -

               NBTEL INC. (hereinafter called "NBTel")

                                    - and -

               NEWBRIDGE NETWORKS CORPORATION
               (hereinafter called "Newbridge")

                                    - and -

               506048 N.B. LTD. (hereinafter called "Celtic")

                                    - and -

               WHITECASTLE INVESTMENTS LIMITED (hereinafter called "Castleco") and those individual investors executing Schedule A-1 hereof ( who, together with Castleco, are hereinafter called the "Castleco Group")

                                    - and -

               The consultants and employees of the Corporation and its Affiliates and those other persons who are from time to time listed on Schedule "B" to this Agreement (collectively, the "Employee Shareholders")

                                    - and -

               The holders of options to purchase Non-Voting Shares from time to time listed on Schedule "C" to this Agreement (collectively, with the other holders of options specified herein, the "Optionholders")

     WHEREAS NBTel, Newbridge, Celtic, and the members of the Castleco Group are Voting Shareholders of the Corporation and have agreed to become parties hereto by signing Schedules "A" and A-1 hereto;

     WHEREAS the Non-Voting Shareholders have agreed to become parties by signing Schedule "B" hereto;

     WHEREAS the Optionholders have agreed to become parties hereto by signing Schedule "C" hereto;

     AND WHEREAS the Shareholders and Optionholders wish to enter into this Agreement as a unanimous shareholders agreement to provide for certain matters relating to the conduct of the Business and the ownership of the Shares (both as hereinafter defined);

     NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:


                                 ARTICLE 1.00
                                  DEFINITIONS
                                  -----------

1.1  Definitions
     -----------

In this Agreement and in all amendments hereto the following words shall have the following meanings:

"Act" means the Canada Business Corporations Act, as the same may be amended from time to time.

"Affiliates" has the meaning given to such term in the Act, and in respect of the Corporation, includes such other Affiliates as may become affiliates of the Corporation in future.

"Affiliated Person" means:

     (a) in respect of each of NBTel, Newbridge and Celtic, a corporation Controlled, directly or indirectly, by such Shareholder or a corporation that Controls, directly or indirectly, a Shareholder or a corporation under common Control, directly or indirectly, with such Shareholder, provided that Newbridge and

          Celtic shall not be considered "Affiliated Persons" for the purposes of this Agreement;

     (b)  in respect of Castleco:

          (i)    each Diamond Entity;

          (ii) a corporation Controlled directly or indirectly by any Diamond Entity; and

          (iii) Centara Investments Inc., Michael Shulman, management and employees of Castleco (and corporations Controlled by them) who have signed a Voting Trust Agreement in favour of Castleco at the date hereof (provided that, in respect of Section 3.3, such persons shall not be deemed to be Affiliated Persons of Castleco); and

     (c) in respect of each Shareholder who is an individual, including any Employee Shareholder:

          (i) a corporation Controlled directly or indirectly by that Shareholder;

          (ii) a trustee holding Shares for the benefit of that Shareholder under a registered retirement savings plan, provided that such Shareholder retains control and direction over the voting and transfer of such Shares so as to permit such Shareholder to fulfil all of his or her obligations under this Agreement; and

          (iii) in the event of the death of the Shareholder, a Member of the Immediate Family of the Shareholder.

"Agreement" means this agreement and any agreement supplementary or ancillary hereto and any counterpart hereof.

"Annual Plan" means an annual operating plan or budget of the Corporation.

"Board" means the board of directors of the Corporation.

"Business" means the business of the Corporation consisting of the development, production, marketing, delivery and distribution of an operational suite of software and hardware products to enable the delivery of various services solutions, including broadcast television, over any high speed Internet Protocol network infrastructure including digital subscriber line technologies.

"Business Day" means any day which is not:

     (a)  a Saturday or Sunday; or

     (b) a day which is a statutory holiday under the laws of Canada or the Provinces of New Brunswick or Ontario.

"Castleco Parties" means Castleco and the Affiliated Persons of Castleco.

"Control" or "Controls" means:

     (a) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a general meeting of shareholders of the applicable corporation;

     (b) the right to elect or appoint, directly or indirectly, a majority of the directors of the applicable corporation or other persons who have the right to manage or supervise the management of the affairs and business of the applicable corporations;

     (c) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policy of a person; or

     (d)  control in fact of any person;

and the words "Controlling" and "Controlled" have the corresponding meanings.

"Current Price" means the lowest exercise price of options issued under the ESOP at the date of the last issuance of any such options approved by the Board pursuant to the ESOP prior to the date of the closing of a sale or transfer of Shares to which the Current Price applies in accordance with the terms hereof.

"Diamond Entity" means:

     (a) any one or more of A. Ephraim Diamond, his wife and his sons (collectively, the "Diamond Family");

     (b) a trust or trusts substantially all of the interest in which is held for the benefit of any one or more members of the Diamond Family and their issue (collectively, the "Diamond Trusts");

     (c) a corporation or corporations all of the voting securities of which is controlled by any one or more members of the Diamond Family or any one or more of the Diamond Trusts, (collectively, the "Diamond Corporations"); and

     (d) any combination of any one or more members of the Diamond Family, any one or more of the Diamond Trusts and any one or more of the Diamond Corporations.

"ESOP" means the employee stock option plan established by the Board of the Corporation for its eligible employees, managers, directors and consultants of the Corporation pursuant to which such persons may be granted options from time to time to purchase Class C Non-Voting Shares in such numbers and on such terms as are provided for therein and in any option agreement entered into pursuant thereto.

"Executive Management" means an Employee Shareholder who now or in the future occupies one of the following positions with the Corporation: President and Chief Executive Officer; Chief Financial Officer; Vice-President, Marketing; Vice-President, Sales and Customer Services; Vice-President, Technology; and Controller.

"Members of the Immediate Family" means the husband or wife of an individual and the individual's grandparents, parents, children, grandchildren, siblings, nieces, nephews and cousins.

"Non-Voting Shares" means Class B Non-Voting and Class C Non-Voting Shares in the capital of the Corporation.

"Non-Voting Shareholder" means each person who holds Non-Voting Shares for so long as such person holds such shares but excluding a Voting Shareholder in respect of any Non-Voting Shares held by it or its Affiliated Persons.

"Optionholder" means each person, including any employee of the Corporation or its Affiliates, who holds options to purchase Shares for so long as such person holds such options; provided that an Optionholder who is an employee of the Corporation or its Affiliates shall be deemed to also be an Employee Shareholder for the purposes hereof from and with effect upon the issuance of any Non-Voting Shares to such Optionholder pursuant to any exercise of such Optionholder's options.

"person" includes an individual, a sole proprietorship, a firm, a corporation, a syndicate, a partnership, a trust, an association, a joint venture, an incorporated or unincorporated association, syndicate or organization, or a body corporate.

"Permitted Transferees" includes any Affiliates or any Affiliated Person of a Shareholder.

"Public Offering" means a transaction whereby the securities of the Corporation become freely tradeable (subject to applicable hold periods) in accordance with applicable securities laws and listed and posted for trading on a Recognized Exchange, including without limitation an initial public offering or the qualification for trading of the securities of the Corporation by way of a prospectus or registration statement of the Corporation filed with securities regulatory authorities in Canada, the United Kingdom or the United States.

"Recognized Exchange" means any of The Toronto Stock Exchange, the New York Stock Exchange, the London Stock Exchange or NASDAQ, and any combination thereof.

"security" shall have the meaning set forth in Section 2(1) of the Act.

"Shareholder" means each Voting Shareholder and Non-Voting Shareholder for so long as such person is a holder of Shares, each person to whom a Shareholder transfers Shares or to whom the Corporation issues Shares in accordance with this Agreement, for so long as such transferee or recipient is a holder of Shares.

"Shares" means Voting Shares and Non-Voting Shares in the capital of the Corporation, singularly called a "Share".

"Subsidiary" means a corporation which is under the Control of the Corporation.

"Voting Shares" means Class A Common Voting shares in the capital of the Corporation.

"Voting Shareholder" means each of NBTel, Newbridge, Celtic and the each member of the Castleco Group and, in each case, their respective Affiliated Persons for so long as such person is a holder of Voting Shares, and each person to whom a Shareholder transfers Voting Shares or to whom the Corporation issues Voting Shares in accordance with this Agreement, for so long as such transferee or recipient is a holder of Voting Shares.

"Voting Trust Agreement" means an agreement between a Shareholder or proposed Shareholder and an individual authorized to act as trustee or who shall otherwise have voting control or direction over the Shares subject to such agreement, in substantially the form of the agreement attached hereto as Schedule E.

1.2  Schedules
     ---------

          The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

          Schedule A  -  Shareholder Parties to the Agreement;
          Schedule A-1-  Castleco Group Parties to the Agreement;
          Schedule B  -  Employee Shareholders;

          Schedule C  -  Optionholders;
          Schedule D  -  Addresses for Notice; and
          Schedule E  -  Form of Voting Trust Agreement

1.3  Notices to Castleco Group
     -------------------------

     Notwithstanding any other provision in this Agreement to the contrary, where any notice or report is required to be delivered to any Shareholder or Voting Shareholder pursuant to the terms of this Agreement, the party delivering such notice or report shall be deemed to have complied with the applicable delivery requirements of this Agreement with respect to the members of the Castleco Group where the notice or report has been delivered to Castleco and to Centara Investments Inc.


                                 ARTICLE 2.00
                         MANAGEMENT OF THE CORPORATION
                         -----------------------------

2.1  Board of Directors - Composition; Quorum; Notice of Meetings
     ------------------------------------------------------------

     Subject to the other provisions of this Agreement, the Board shall consist of up to nine directors (the "Authorized Number of Board Positions") who shall be nominated subject to the following:

          (a) as long as NBTel and its Affiliated Persons, taken as a group, hold at least 5% of the issued and outstanding Voting Shares, NBTel shall be entitled to nominate two directors to the Board.

          (b) as long as Newbridge and its Affiliated Persons, taken as a group, hold at least 5% of the issued and outstanding Voting Shares, Newbridge shall be entitled to nominate one director to the Board.

          (c) as long as Celtic and its Affiliated Persons, taken as a group, hold at least 5% of the issued and outstanding Voting Shares, Celtic shall be entitled to nominate one director to the Board.

          (d) as long as the members of the Castleco Group and their respective Affiliated Persons, taken as a group, hold at least 5% of the issued and outstanding Voting Shares, Castleco shall be entitled to nominate one director to the Board and to appoint one person to any executive committee of the Corporation.

          (e) The Chief Executive Officer of the Corporation, as appointed from time to time by the Board, shall occupy one seat on the Board.

          (f) At least three (3) directors of the Corporation shall be Independent Directors. "Independent Directors" means persons who (A) have relevant industry experience, (B) hold less than 1% of the issued and outstanding Shares at the time of their appointment, (C) have no written or oral contracts with the Corporation, the Shareholders or their respective Affiliates, and (D) who is not related by blood, adoption or marriage to any person to which clause (B) or (C) applies. The three Independent Directors shall be appointed by no later than April 17, 2000 in accordance with the following conditions:

          (i) NBTel shall appoint one Independent Director, provided that so long as Peter Jollymore is willing and able to occupy a Board position, he shall be the Independent Director appointed by NBTel and will serve in the capacity of Chairman of the Board. In the event Peter Jollymore is unable to serve as a director, NBTel shall appoint his replacement provided that the director to occupy the position of Chairman of the Board shall, in such event, be determined by a vote of the Board; and,

          (ii) The selection of the remaining two Independent Directors shall require the approval of Castleco and one of either NBTel or Newbridge, acting reasonably. Candidates for these positions shall be put forward by the Chairman and the Chief Executive Officer for consideration by Castleco and NBTel and/or Newbridge.


2.2  Board of Directors - Quorum; Notice of Meetings
     -----------------------------------------------

     (a) A quorum for a meeting of the Board shall be the greater of five (5) or such number of directors as constitute a majority of the Authorized Number of Board Positions or such other number as is authorized by resolution from time to time by all of the directors but, in any event, not less than five, either present in person or participating by conference telephone.

     (b) Notwithstanding Section 2.2(a), the presence of one of the nominee directors of each of Castleco, NBTel and Newbridge (each a "Required Director") shall be required to constitute a quorum unless expressly waived in writing by Castleco, NBTel or Newbridge, as applicable. If a Shareholder nominating a Required Director does not waive such requirement, each such Shareholder agrees to use its reasonable efforts to see that one of its nominee directors is present in person or participates by telephone in all meetings of the Board in order to constitute a quorum. Notwithstanding the foregoing, the presence of a Required Director shall not be required to constitute a quorum at the second of any two consecutive duly called meetings of the Board of which that Required Director received proper notice and which such Required Director has not attended in person or by conference telephone.

     (c) All decisions of the Board shall require the affirmative vote of a majority of the directors present or participating at such meeting, save and except as otherwise specifically set out in this Agreement. Each meeting of the Board shall require at least ten (10) days prior written notice unless waived by all the directors. A Shareholder entitled to nominate a director to the Board pursuant to Section 2.1, but which has not exercised its right to nominate such director, shall nevertheless be entitled to receive notice of all meetings of the directors and shall be entitled to have representatives present and heard at such meetings.

2.3  Directors' Fees
     ---------------

The directors of the Corporation who are Independent Directors shall be paid a directors' fee in an amount determined by the Board from time to time having regard to the ability of the Corporation to attract qualified directors to the Board. All reasonable travel, accommodation and ancillary costs and expenses incurred by the directors to attend meetings of the Board and any committee of the Corporation referred to in Section 2.7(a) hereof shall be paid by the Corporation.

2.4  Chairman
     --------

The chairman at any meeting of directors or Shareholders shall, subject to the provisions of Section 2.1(f)(i) hereof, be appointed by all of the directors and shall not have a second or casting vote.

2.5  Election of Nominees
     --------------------

The Voting Shareholders agree to vote, or to cause to be voted, all of their Shares and to act in all respects to ensure that each of the Shareholder nominees to the Board referred to in Section 2.1 is elected and appointed and maintained in office from time to time as a member of the Board, and agree to vote their Shares to remove from office any director who does not vote in accordance with the terms of this Agreement and to appoint a substitute nominee in his or her place.

2.6  Shareholders - Quorum
     ---------------------

A quorum for a meeting of Shareholders shall be such number of Voting Shareholders as hold greater than sixty-six and two-thirds percent (66 2/3%) of the Voting Shares, present in person or by proxy. Any meeting of shareholders may be adjourned for lack of a quorum and at any such adjourned shareholders' meeting, a quorum shall comprise those shareholders (attending in person, by proxy or by conference call) representing more than 50% of all Voting Shares. Unless otherwise expressly provided herein, all decisions required by the Shareholders shall require the affirmative vote of such number of Voting Shareholders as hold greater than fifty (50%) percent of the Voting Shares, present in person or represented by proxy at such meeting, or such greater number as is required by law.

2.7  Committee(s)
     ------------

(a) If the directors and/or Voting Shareholders of the Corporation establish a management committee, executive committee or any other committee of like purpose for the Corporation or any Subsidiary, Castleco shall be entitled to give written notice to the Corporation and to the directors and Voting Shareholders that it wishes to appoint a member to such committee(s), and it shall be entitled to one member of each such committee.

(b) In the event that Castleco has not exercised its right to appoint a member to any committee referred to in Section 2.7(a), it shall nevertheless be entitled to receive notice of all meetings of any such committee(s), and to have a representative attend and be heard at all such meetings.

(c) A quorum for a meeting of such committee(s) shall be such number of members of such committee(s) as constitutes a majority of the positions then authorized, including the one that Castleco is entitled to fill, on such committee(s) (whether such positions are filled or vacant). Any meeting of such committee(s) may be adjourned for lack of a quorum and at any such adjourned committee meeting, a quorum shall be such number of members of such committee(s) as constitutes a majority of the positions then authorized, on such committee(s) (whether such positions are filled or vacant).

(d) Within thirty days of the date hereof the Corporation will form a compensation committee, which will include a Castleco representative and which will, among other things, provide guidance to the Board on matters relating to the ESOP and the grant of options thereunder.

2.8  Decisions Requiring Voting Shareholder Approval
     -----------------------------------------------

The following actions of, or relating to, the Corporation or any Subsidiaries thereof shall, in addition to any other approval required by this Agreement or by law, also require the approval of Voting Shareholders holding or having voting direction over greater than sixty-six and two-thirds percent (66 2/3%) of the Voting Shares (provided that the approval of any such matter at a meeting of the Board by directors holding, or representing holders of, 66 2/3% or more of the Voting Shares shall be deemed to constitute such approval for the purposes hereof in the absence of notice to the contrary from the applicable Voting Shareholders) prior to the taking of any such action:

(a) any material change or any action which may lead to or result in a material change in the Business of the Corporation or any Subsidiary;

(b) any steps taken toward the amalgamation, reorganization, merger or arrangement, winding-up, dissolution, as any such term is defined in the Act, of or relating to the Corporation or any Subsidiary (provided that, for clarity, nothing in this subsection 2.8(b) shall in any way affect the application of the provisions of Section 3.2 hereof);

(c) any sale, attempt to sell, assign, license or otherwise dispose of any material property (including, without limitation, intangible property, intellectual property and computer software), assets, or (subject to the provisions of Section 3.2) shares of the Corporation or any Subsidiary, or undertaking of the Corporation or any Subsidiary by conveyance, transfer, assignment, license, share issuance by a Subsidiary or lease or otherwise or make a sale in bulk or sale of an enterprise other than (i) sale of inventory and granting of licences in respect to the use of its products by the Corporation or any Subsidiary in the ordinary course of business on normal commercial terms, and (ii) the disposal of obsolete machinery and equipment (provided that, for clarity, nothing in this subsection 2.8(c) shall in any way affect the application of the provisions of Section 3.2 hereof);

(d) the declaration and/or payment of dividends or other distributions of any kind to any Shareholder by the Corporation or any Subsidiary or to the Corporation by any Subsidiary other than as may be contemplated under a duly approved Annual Plan, provided that the Corporation or applicable Subsidiary is in substantial compliance with such plan at the time that any such dividend or distribution is made;

(e) the redemption, surrender, conversion or purchase by the Corporation or any Subsidiary of any Shares, or shares of any Subsidiary, or options or rights of any nature to acquire or dispose of Shares or shares of a Subsidiary, or any other securities of the Corporation or a Subsidiary; and

(f) entering into any contract, agreement or commitment outside the ordinary course of business (as defined in Section 2.10 hereof) unless authorized by an Annual Plan approved by the Board.

2.9  Insurance; Indemnification
     --------------------------

(a) The Corporation shall use its best efforts to obtain and maintain directors and officers liability insurance funded by the Corporation in such amount and on such terms as would be maintained by a prudent board of directors, taking into account the type and nature of the Business, and after consultation with persons knowledgeable in the field.

(b) The Corporation shall, and does hereby, irrevocably and unconditionally, indemnify and save harmless each Shareholder and each of the directors and officers of the Corporation and their respective heirs and legal representatives (the "Indemnified Parties" in this Section 2.9(b)) against all liabilities, actions, costs, charges, demands and expenses (including reasonable legal fees), including an amount paid to settle an action or satisfy a judgment, incurred by an Indemnified Party:

          (i) in respect of any civil, criminal or administrative action or proceedings to which an Indemnified Party is a party by reason of being or having been an officer or director of the Corporation if:

               (A) the Indemnified Parties acted honestly and in good faith with a view to the best interests of the Corporation; and

               (B) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Parties had reasonable grounds to believe that their conduct was lawful; and

          (ii) as a result of wilful misconduct or gross negligence of the Board, any committee of the Board, or any officer of the Corporation, provided that any payment to be made in respect of such indemnification shall be rateably reduced to the extent that any Indemnified Party is found to have contributed to such wilful misconduct or gross negligence.

2.10  Scope of Powers
      ---------------

Subject to Section 2.8, and the proviso hereinafter set forth, all decisions with respect to the Corporation and each Subsidiary shall, to the greatest extent permitted by law, be made by the Board; provided that, save and except for any decisions to be made pursuant to Section 2.8 hereof, the Board may, from time to time, delegate to any person or persons the authority to make any decision in the ordinary course of business of the Corporation which such person is permitted by law to make, and, in such event, the Board shall not be liable to any person or persons, including, without limitation, the Shareholders for any decision so made. For the purposes of this Section 2.10, "ordinary course of business" shall mean an ordinary, day-to-day business activity of the Corporation or a Subsidiary, as the case may be, conducted in a commercially reasonable and businesslike manner, having no unusual or special features and having no material impact or effect on the Corporation's or Subsidiary's Business, condition (financial or otherwise) or prospects, and being such as an entity of similar size and nature and engaged in a similar business might be reasonably expected to carry out from time to time. For greater certainty, any action to be taken by the Corporation or a Subsidiary pursuant to an Annual Plan duly approved by the Board shall be deemed to be taken in the "ordinary course of business", provided that the Corporation and/or Subsidiary, as applicable, is in substantial compliance with the Annual Plan at the time of such action.

2.11  Officers
      --------

The Shareholders and the Corporation agree that the senior executive officers shall, as at the date hereof, be:
                 Marcel Lebrun      President and Chief Executive Officer;
                 Gerry Verner       Vice-President, Finance and Marketing;
                 Doug Harrington    Vice-President, Sales and Customer Services;
                 Allan Cameron      Vice-President, Technology; and
                 Jeff White         Controller.


                                 ARTICLE  3.00
                                SHARE OWNERSHIP
                                ---------------

3.1   General Prohibitions
      --------------------

(a) Save and except as hereinafter provided in Sections 3.2, 3.3 and 3.4, at any time prior to the termination of this Agreement pursuant to Section 4.9, no Non-Voting Shareholder or Optionholder shall directly or indirectly sell, transfer, mortgage, charge, pledge, encumber or otherwise alienate or dispose of any of the Non-Voting Shares or options to acquire Shares. Each Shareholder and Optionholder (each being hereinafter referred to in this Section 3.1 as a "Holder") who holds Shares or options, as applicable (hereinafter in this Section 3.1 referred to as "Securities"), as of the date hereof hereby represents and warrants to each other Shareholder and to the Corporation as at the date hereof as follows:

          (i) The Securities held by the Holder are directly or beneficially owned by the Holder and its Affiliated Persons;

          (ii) The Holder has all of the requisite power and authority over such Securities so as to permit the Securities to be governed by this Agreement in accordance with its terms and to fulfil all of his obligations under this Agreement; and

          (iii) The Securities held by the Holder are not subject to any mortgage, charge, pledge or other encumbrance as of the date hereof.

     For greater certainty, the entry by a Shareholder into a Voting Trust Agreement shall not represent a breach of this Section 3.1(a). For greater certainty, each party hereto, including without limitation each Optionholder, agrees that the provisions of this Agreement shall apply to any Shares issued or issuable after the date hereof pursuant to the exercise of stock options currently outstanding or which may be granted in future under the ESOP.

(b) Control of any Shareholder which is a corporation may not be changed, directly or indirectly, whether by operation of law or otherwise, save and except as hereinafter provided. The parties agree that the foregoing restriction shall not apply (i) to any Shareholder which is a corporation whose shares are listed and posted for trading on a Canadian or U.S. stock exchange or (ii) to a change of Control of a Shareholder to an Affiliated Person provided that the Corporation shall have first received an agreement executed by such Shareholder in favour of the other persons who are parties to this Agreement at such time, in which such Shareholder acknowledges and confirms that such Affiliated Person meets the definition of "Affiliation Person" in this "Agreement" and that such Shareholder will at all times remain an Affiliated Person of such Affiliated Person. In addition, the Shareholder shall cause all such Affiliated Persons to become a party to, and comply with the terms of, this Agreement. Notwithstanding the foregoing, the parties hereto agree that no change of Control of Castleco or any of its Affiliated Persons which is a Shareholder shall be deemed to have occurred so long as any one or more Diamond Entities Controls Castleco and any of its Affiliated Persons which is then a Shareholder, directly or through one or more Controlled corporations.

(c) Notwithstanding the provisions of Section 3.1(a), each of the Shareholders shall have the right to transfer all or, from time to time, any of such person's Shares to a Permitted Transferee of such Shareholder provided that the Corporation shall have first received:

     (i) an agreement in which the transferee agrees to be bound by this Agreement in the same manner as if such person had been an original party hereto and to the same extent as the transferor; and

     (ii) an agreement executed by the transferor in favour of the other persons who are parties to this Agreement at such time, in which the transferor acknowledges and confirms that the Permitted Transferee meets the definition of "Permitted Transferee" in this Agreement and that the transferor will at all times remain a Permitted Transferee of such transferee.

     For greater certainty, such transferee shall have all the rights, powers and privileges of a Shareholder hereunder in the same manner as if such party had been an original party hereto and to the same extent as the transferor but not exceeding the rights of the original parties named in this Agreement. If such transfer is by way of testamentary disposition or otherwise arises as a consequence of the death of any Shareholder or by operation of law, such transfer shall only be effective if the transferee meets the definition of "Permitted Transferee" in this Agreement ( and represents and warrants as such to the Corporation) and otherwise complies with the requirements of this Section 3.1(c) other than clause (ii) hereof.

(d) No Shares of any class or series shall be issued by the Corporation to any person who is not then a Shareholder, whether pursuant to any presently outstanding agreements, calls, commitments, options, subscriptions, warrants or other rights or privileges to acquire any of the Shares or otherwise, without the allottee first entering into an agreement agreeing to be bound by this Agreement in the same manner as if such person had been an original party hereto and the parties hereto do hereby appoint the Corporation as their trustee with respect to the foregoing. The parties to this Agreement hereby consent to the addition to this Agreement as parties from time to time of any recipients of options pursuant to the ESOP, provided that such recipients comply with the first sentence of this
     Section 3.1(d). Each such recipient shall be deemed an "Employee Shareholder" or "Optionholder" for the purposes of this Agreement, as applicable.

3.2  Offer for All of the Shares
     ---------------------------

For any transfer of Shares other than to a Permitted Transferee, the following applies:

(a) If an offer to purchase all of the Shares of the Corporation (the "Offer") is accepted by at least fifty-one percent (51%) of the Voting Shareholders, the Board shall, by notice to the Non-Voting Shareholders (the "Sale Notice"), require the Non-Voting Shareholders to tender their Shares to the Offer and the Non-Voting Shareholders, upon issuance of the Sale Notice by the Corporation, shall be deemed to have accepted the Offer at the same price per Share and on the same terms and conditions as are contained in the Offer. Subject to the fulfilment of such conditions as may be imposed by the purchaser under the Offer or by the Voting Shareholders, the transaction shall close at the offices of the Corporation's solicitors in accordance with the terms of the Offer.

(b) The parties, including the Optionholders, agree that this Section 3.2 shall, unless otherwise determined by the Board, be applied to all currently outstanding options held by Optionholders and all options issued under the ESOP in accordance with the terms thereof. The Board may, in its sole discretion, deal with the options issued under the ESOP in the manner it deems fair and reasonable in light of the circumstances of the Offer. Without limiting the generality of the foregoing, in connection with the closing of a sale pursuant to an Offer, the Board may, without any action or consent required on the part of any Optionholder, (i) deem any or all options (vested or unvested) under the ESOP to have been exercised and the underlying Shares to have been tendered to the Offer and apply a portion of the Optionholder's proceeds from the closing of the Offer to the exercise price payable by that Optionholder for the exercise of his or her options,
     (ii) cancel the options and pay to an Optionholder the amount that the Optionholder would have received, after deducting the exercise price of the options, had the options been exercised and the underlying Shares sold pursuant to the Offer, (iii) exchange unvested options, or any portion of them, for options to purchase shares in the capital of the acquiror or any corporation which results from an amalgamation, merger or similar transaction involving the Corporation made in connection with the closing of a sale pursuant to the Offer or (iv) take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.

(c) The parties covenant and agree that, at the time of closing of any transaction of purchase and sale contemplated in this Section 3.2, the vendor of the said Shares shall be the owner thereof and shall have good and marketable title thereto, free of any lien, charge or encumbrance of any kind whatsoever and shall have the exclusive right and full power to sell, transfer and assign the Shares free and clear of all liens, charges and encumbrances whatsoever; provided that, in the event that at the time of closing of any such transaction, the said Shares are not free and clear of all liens, charges and encumbrances whatsoever, the purchaser of the Shares shall be entitled, at his sole option, to purchase the Shares subject to such lien, charge or encumbrance and to deduct the amount of, or cost of removing, such lien, charge or encumbrance from the purchase price payable by the purchaser for the Shares.

(d) If a Shareholder refuses or neglects to complete a sale contemplated in this Section 3.2 for any reason, the purchaser shall have the right, upon payment of the purchase price to the credit of the Shareholder at any Canadian chartered bank for and on behalf of the Shareholder or his nominee, to execute and deliver such transfers, resignations and other documents as may be necessary or desirable in order to complete the transaction, and to that end the Shareholder hereby irrevocably appoints the Chief Executive Officer of the Corporation as his true and lawful attorney to complete the transaction and execute on behalf of the Shareholder every document necessary or desirable in that behalf.

3.3  Improper Transfer
     -----------------

     (a) (i) Upon the happening of a sale, transfer, mortgage, charge, pledge, encumbrance, assignment or disposition by a Non-Voting Shareholder of any Non-Voting Shares or option to acquire Non-Voting Shares of the Corporation, or

          (ii) Upon a change of Control of any Shareholder which is a corporation other than in compliance with this Agreement (hereinafter referred to as an "Event of Default") which has not been cured or remedied within fifteen
     (15) Business Days after the date that the Non-Voting Shareholder becomes aware of the occurrence of the Event of Default (provided that such opportunity to cure or remedy an Event of Default shall be available only once in respect of any Non-Voting Shareholder and further provided that such cure period shall be reasonably extended if such Event of Default has arisen by operation of law or reasons beyond the control of such Non-Voting Shareholder and such Shareholder is vigorously proceeding to cure such Event of Default with some reasonable prospect of success), the Voting Shareholders (such Voting Shareholders being referred to as the "Remaining Shareholders" in this Section 3.3 and the Shareholder in respect of whom the Event of Default has occurred being referred to as the "Vendor" in this
     Section 3.3) shall have the option, exercisable at any time by the giving of written notice to the Vendor (the "Notice" in this Section 3.3) to require the Vendor to sell all of the Shares subject to the Event of Default (the "Purchased Shares" in this Section 3.3) to the Remaining Shareholders upon and subject to the terms and conditions hereinafter set forth.

(b) The Remaining Shareholders shall be entitled to purchase such portion of the Purchased Shares as is determined by the fraction having, as its numerator, the number of Shares held by such Remaining Shareholder and, as its denominator, the number of Shares held by all of the Remaining Shareholders. If one or more of the Remaining Shareholders is prepared to purchase his pro rata portion of the Purchased Shares (the "Accepting Shareholder" in this Section 3.3) but the other Remaining Shareholder or Shareholders are not prepared to do so (the "Declining Shareholders" in this Section 3.3), then each of the Accepting Shareholders shall have the first right and option to purchase such portion of the Purchased Shares as is determined by the fraction having, as its numerator, the number of Shares held by such Accepting Shareholder and, as its denominator, the number of Shares held by all of the Accepting Shareholders or in such other proportion as may be agreed to by the Accepting Shareholders. The date of closing (the "Date of Closing" in this Section 3.3) of the transaction of purchase and sale as herein contemplated shall be the date which is forty-five (45) days after the receipt of the Notice by the Vendor.

(c) The purchase price payable for the Purchased Shares shall be an amount equal to eighty percent (80%) of the Current Price of the Purchased Shares as at the last day of the month in which the Notice was received by the Vendor.

(d) The option granted to the Remaining Shareholders pursuant to this Section 3.3, or its exercise, shall be without limitation to any other rights the Remaining Shareholders or the Corporation have at law or otherwise.

(e)  The purchase price for the Purchased Shares shall be paid as follows:

     (i) an amount equal to ten percent (10%) of the Purchase Price for the Purchased Shares shall be paid by cash or certified cheque on the Date of Closing; and

     (ii) the balance of the Purchase Price for the Purchased Shares shall be payable by cash or certified cheque in two (2) equal annual instalments on the first and second anniversaries of the Date of Closing, together with interest thereon at a rate per annum equal to the prime interest rate from time to time charged by the Corporation's banker to its largest and best risk commercial borrowers, such rate to be determined on the bank business day immediately preceding the Date of Closing and payable at the same times as payments of principal.

3.4  Disposition of Shares of Departing Employee Shareholders
     --------------------------------------------------------

If an Employee Shareholder, other than Executive Management and other than those holders of Non-Voting Shares who have never been employees of the Corporation, ceases for any reason (including without limitation by reason of death, disability, retirement, resignation, dismissal with or without cause, or wrongful dismissal by the Corporation) to be an Employee Shareholder of the Corporation (hereinafter referred to as a "Departing Employee"), the Corporation shall have the option, exercisable at any time, to purchase any or all of the Non-Voting Shares held by the Departing Employee or his or her estate, as applicable, at the Current Price per Share. Subject to the requisite approval under Section 2.8 hereof and any constraints imposed by law on the repurchase of Shares by the Corporation (the "Liquidity Constraints"), the Corporation shall pay to the Departing Employee or his or her estate, as applicable, the Current Price per Share in cash at the time, and from time to time when, the Shares are transferred. If the purchase of the Shares of the Departing Employee as contemplated herein cannot be completed by the Corporation owing to Liquidity Constraints, the Voting Shareholders shall thereafter have the option, exercisable at any time, to acquire such Shares at the Current Price per Share on a pro-rata basis, determined on the basis of the number of Shares held by them or in any other proportion as may be agreed by the purchasing Voting Shareholders. The Voting Shareholders shall be entitled, by payment of the Current Price per Share in cash at the time, and from time to time when, the Shares are transferred, to purchase such portion of the Purchased Shares as is determined by the fraction having, as its numerator, the number of Voting Shares held by such Voting Shareholder and, as its denominator, the number of Voting Shares held by all of the Voting Shareholders. If the Voting Shareholders subscribe for less than 100% of the Shares available for purchase from the Departing Employee, those Non-Voting Shareholders which the Board, in the exercise of a complete discretion, determines are eligible to acquire any remaining Shares, shall thereafter have the option to acquire any remaining Shares at the Current Price per Share on a pro-rata basis. The Non-Voting Shareholders shall be entitled to purchase, by payment of the Current Price per Share in cash at the time, and from time to time when, the Shares are transferred, such portion of the Purchased Shares as is determined by the fraction having, as its numerator, the number of Non-Voting Shares held by such Non-Voting Shareholder and, as its denominator, the number of Non-Voting Shares held by all of the Non-Voting Shareholders. The closing of any sale under this
Section 3.4 shall take place within thirty (30) days of any of the above noted purchasing parties electing to purchase Shares under this Section 3.4.

3.5  IPO Rights
     ----------

All Shareholders agree, subject to market conditions, to use their reasonable commercial efforts to proceed with a Public Offering within 18 months of the date hereof. Each of the Voting Shareholders hereby agrees and covenants that it will approve amendments to the ESOP and any outstanding options thereunder to provide for the issuance to holders of such options of Voting Shares upon the exercise thereof, it being understood that these agreements and covenants are being made so as to give the Non-Voting Shareholders the benefit of any market for Shares of the Corporation created by the Public Offering (subject to applicable securities law requirements, including applicable hold periods).

                                 ARTICLE 4.00
                          GENERAL CONTRACT PROVISIONS
                          ---------------------------

4.1  General
     -------

Time shall be of the essence of this Agreement and of every part hereof. No waiver by any of the parties hereto of any breach of any condition, covenant or agreement hereof shall constitute a waiver of such condition, covenant or agreement except in respect of the particular breach giving rise to such waiver. If any of the terms or provisions of this Agreement are determined to be invalid or unenforceable by any Court, it shall not invalidate the rest of the Agreement which shall remain in full force and effect as if such terms and provisions had not been made a part of the Agreement. In construing this Agreement, words in the singular shall include the plural and vice versa, and words importing the masculine shall include the feminine and the neuter and vice versa, and words importing persons shall include corporations and vice versa. In this Agreement, words such as "hereunder", "hereto", "hereof" and "herein", and all other words commencing with "here" shall, unless the context clearly indicates the contrary, refer to the whole of this Agreement and not to any particular section or part thereof. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may be executed in one or more counterparts (delivered by facsimile transmission or otherwise), all of which shall be read and construed as one document and any facsimile signature hereto shall be deemed to be an original signature. The parties hereby acknowledge that they have required that this Agreement and all related documentation be drawn up in the English language. Les parties reconnaissent avoir demande que la presente convention ainsi que tous les documents qui s'y rattachent soient rediges en langue anglaise. This Agreement shall be deemed to be made in and construed in accordance with the laws of the Province of New Brunswick. The parties agree to attorn to the non-exclusive jurisdiction of the Courts of the Province of New Brunswick.

4.2  Endorsement of Share Certificates
     ---------------------------------

All Share certificates of the Corporation shall have the following memorandum endorsed thereon forthwith after the execution of this Agreement:

          "The Shares represented by this certificate are subject to an Agreement made between all the shareholders of ImagicTV Inc. and may not be dealt with except in compliance with the terms and conditions of the said Agreement."

4.3  Notices
     -------

Any notice, demand or other communication required or permitted to be given to any party hereunder shall be in writing and shall be personally delivered to such party; or, except during a period of strike, lockout or other postal disruption, sent by registered mail, postage prepaid; or sent by telex, telegraph, telecopier or other form of recorded communication, charges prepaid, confirmed by prepaid registered mail. Address for notice is as follows:

          In the case of the Corporation:

               ImagicTV Inc.
               One Brunswick Square, 14/th/ Floor
               P.O.Box 303
               Saint John NB E2L 3Y2

               Telephone:  506-631-3000
               Telecopier: 506-631-3001

               Attention:  President

          In the case of NBTel:

               NBTel Inc.
               One Brunswick Square
               Saint John NB E2L 4Y4

               Telephone:  506-694-2102
               Telecopier: 506-694-2722

               Attention:  General Counsel

          In the case of Newbridge:

               Newbridge Networks Corporation
               600 March Road
               Kanata ON K2K 2E3

               Telephone:
               Telecopier: 613-599-3672

               Attention:  Legal Department

          In the case of Celtic:

               506048 N.B. Ltd.
               c/o Celtic House International Corporation
               555 Legget Drive, Suite 211
               Kanata, ON K2K 3X3

               Telephone:  [_]
               Telecopier: 613-271-2025

               Attention:  Tomas Valis, General Partner

          In the case of Castleco:

               Whitecastle Investments Limited
               22 St. Clair Avenue East
               Suite 1010
               Toronto, Ontario
               M4T 2S3

               Telephone:  (416) 961-5355
               Telecopier: (416) 961-3232

               Attention:  Carey Diamond (if to Castleco) and /or Joseph
                           Catalfamo

          In the case of Centara Investments Inc:

               Centara Investments Inc.
               1 Lombard Place
               Winnipeg, Manitoba
               R3B 0X5

               Telephone:  204-982-6977
               Telecopier: 204-982-6970

               Attention:  David Graves

          In the case of the other Shareholders and Optionholders:

               To the address set out below the name of each in Schedule D hereto.

Any notice given by personal delivery shall be deemed to be given and received on the date of delivery if delivered during normal business hours and, if delivery is not made on a Business Day, on the next Business Day. Any notice given by mail shall be deemed to have been given and received on the third (3rd) Business Day next following the date of its mailing. Any notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the day of its transmission if such day is a Business Day and if delivery is not made on a Business Day, on the next Business Day.

4.4  Further Assurances
     ------------------

The parties hereto shall sign such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof including, without limitation, cause each Subsidiary to make an unanimous shareholders declaration, as described in the Act, in order to give effect to this Agreement.

4.5  Application of Agreement
     ------------------------

The provisions of this Agreement shall apply mutatis mutandis to any Shares into which the Shares of the Corporation may hereafter be converted or changed, or to any Shares resulting from a reclassification, subdivision or consolidation of any Shares of the Corporation, or to any shares or other securities of the Corporation or of a successor company, which are received by the Shareholders on a reorganization of the Corporation, and also to any Shares of the Corporation which are received by the holders of Shares as a stock dividend or to any Shares or other securities of the Corporation on an amalgamation, reorganization or reconstruction of the Corporation.

4.6  Conflict
     --------

If any conflict shall appear between the by-laws or the Articles of Incorporation or any Articles of Amendment of the Corporation and the provisions of this Agreement, the provisions of this Agreement shall, to the greatest extent permitted by law, govern and any such conflict shall be resolved by appropriate amendment to such Articles, by-laws and/or resolutions as the case may be.

4.7  Entire Agreement; Amendments
     ----------------------------

This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof and there are no collateral or precedent representations, agreements, or conditions relating to the subject matter hereof not specifically set forth herein. No modification, amendment, or variation hereof shall be of effect or binding upon the parties hereto unless agreed to in writing by Shareholders holding not less than 90% of the Voting

Shares and thereafter such modification, amendment or variation shall have the same effect as if it has originally formed part of this Agreement.

4.8  Corporate Cooperation
     ---------------------

The Corporation hereby acknowledges notice of the terms of this Agreement and hereby agrees to promptly cause its proper officers, accountants, and auditors at any time and from time to time to do such things and take such steps as may be necessary to effectually carry out the terms and intent thereof.

4.9  Term of the Agreement
     ---------------------

This Agreement shall become effective upon the date hereof and shall terminate upon the closing of a Public Offering or upon the date on which one person holds all of the Shares of the Corporation.

4.10 Independent Legal Advice
     ------------------------

By signing this Agreement, each of the parties hereto acknowledges that:

(a) such party has either obtained independent legal advice with respect to the terms of this Agreement or that such party has, despite having been given the opportunity to do so and being encouraged to do so, declined to seek independent legal advice with respect to the terms of this Agreement; and
(b) such party understands the terms of, and such party's rights and obligations under, this Agreement.

4.11 Unanimous Shareholder Agreement
     -------------------------------

To the extent that this Agreement specifies that any matters may only be or shall be dealt with or approved by or shall require action by the Shareholders, the discretion and powers of the directors of the Corporation to manage and to supervise the management of the business and affairs of the Corporation with respect to such matters are correspondingly restricted.

          IN WITNESS WHEREOF the parties have duly executed this Agreement and Schedules A, A-1, B and C hereto as of the date first above written.


                                  ImagicTV Inc.



                                  Per:______________________________
                                      Authorized Signing Officer


                                  Per:______________________________
                                      Authorized Signing Officer

                        FORM OF VOTING TRUST AGREEMENT

   THIS AGREEMENT dated as of the ____________  day of _____________, 1999.

B E T W E E N:

                                 IMAGICTV INC.

                                      and

                                [Shareholders]

         WHEREAS the [Shareholder] Parties own the number of Class A Common shares (the "Shares") in the capital of ImagicTV Inc. ("ImagicTV") set out below:

         Name of [Shareholder] Party                Number of Shares
         ---------------------------                ----------------


entitling the holders thereof to vote at any meeting of the shareholders of ImagicTV (the "Subject Shares");

         AND WHEREAS the parties hereto are also parties to the ImagicTV Operating Agreement among the parties hereto and ImagicTV, among others, dated as of the date hereof (the "ImagicTV Operating Agreement");

         AND WHEREAS after the date hereof, the [Shareholder] Parties or their respective Affiliated Persons (as that term is defined in the ImagicTV Operating Agreement) may acquire further securities in the capital of ImagicTV that entitle the holder thereof to vote at any meeting of shareholders of ImagicTV (the "Future Shares");

         AND WHEREAS the [Shareholder] Parties and [Shareholder] wish to enter into this Agreement to provide direction to the [Shareholder] Parties with respect to voting the Subject Shares and the Future Shares and acknowledge that this Agreement is intended to be a "Voting Trust Agreement" for the purposes of the ImagicTV Operating Agreement;

         NOW THEREFORE this Agreement witnesses that in consideration of the premises and other valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

5. [Shareholder] will from time to time issue or cause to be issued to the [Shareholder] Parties directions in writing signed by any officer or director of [Shareholder] in respect of the Subject Shares, the Future Shares or both with respect to voting such shares, in such a form, containing such terms and conditions as may be determined by [Shareholder], and the [Shareholder] Parties will or will cause to be voted such shares in accordance with said direction.

6. Without limiting the generality of the foregoing, each of the [Shareholder] Parties shall deliver to [Shareholder] an irrevocable power of attorney (the "Power of Attorney") in the form annexed hereto as Schedule "A", and each of the [Shareholder] Parties shall cause to be delivered to [Shareholder] by any of their respective Affiliated Persons that acquires Subject Shares or Future Shares an irrevocable power of attorney in substantially the same form as that annexed hereto as Schedule "A".

7. [Shareholder] shall be entitled to deliver to the chairman of any meeting of shareholders of ImagicTV, a proxy or proxies executed by [Shareholder] voting the Future Shares, the Subject Shares or both pursuant to the power of attorney. If [Shareholder] delivers a proxy or proxies executed in accordance with the power of attorney before the commencement of any such meeting, such proxy shall revoke any proxies otherwise executed and delivered by or on behalf of any the [Shareholder] Party, or any other registered holder of the Future Shares or Subject Shares in respect of such meeting. [Shareholder] shall be further entitled, as attorney for each [Shareholder] Party, to execute written resolutions on behalf of the [Shareholder] Parties in respect of matters approved in writing by the shareholders of ImagicTV.

8. The provisions of this Agreement relating to the Future Shares and the Subject Shares shall apply mutatis mutandis to any shares or securities into which the Future Shares and the Subject Shares may be converted, exchanged, changed, reclassified, redesignated, subdivided or consolidated, to any shares or securities which entitle the holder thereof to vote at any meeting of the shareholders of ImagicTV which may be distributed on the Future Shares or the Subject Shares as a stock dividend or otherwise and to any shares or securities of ImagicTV or any successor corporation which may be received on or in respect of the Future Shares or the Subject Shares on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

9. Notwithstanding the provisions of Section 3.2 (c) of the ImagicTV Operating Agreement, no [Shareholder] Party may transfer voting securities of ImagicTV to an Affiliated Person unless [Shareholder] shall have first received: (i) an agreement in which the transferee agrees to be bound by this Agreement in the same manner as if such person had been an original party hereto and to the same extent as the transferor; and (ii) an irrevocable power of attorney substantially in the form of Schedule "A" annexed hereto executed by such transferee.

10. This Agreement shall terminate upon termination of the ImagicTV Operating Agreement in accordance with its terms.

11. This Agreement shall extend to, and enure to the benefit of and be binding upon the successors and assigns of the parties.

12. This Agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick.

         IN  WITNESS   WHEREOF  the  parties  hereto  have  duly  executed  this
Agreement.